14ERA22O
14ERA22E
01/31/2025
COTERRA ENERGY INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

    This Restricted Stock Unit Award Agreement (the “Agreement”), made and entered into by and between Coterra Energy Inc. (the “Company”), with its principal office at 840 Gessner Road, Suite 1400, Houston, Texas 77024 and [ Participant Name ], (the “Employee”), is dated as of [ grant date ]. (the “Date of Grant”).

    This Agreement is expressly subject to the terms and provisions of the Company’s 2014 Incentive Plan (the “Plan”). In the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. All undefined capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Plan.

1.Grant of Restricted Stock Units. As an additional incentive and inducement to the Employee to remain in the employment of the Company, Cimarex Energy Co., or either of their Subsidiaries, and to devote his or her best efforts to the business and affairs of the Company, the Company hereby awards to the Employee Restricted Stock Units representing the right to receive [ number of shares granted ] shares of Company common stock, par value $.10 per share (the “Common Stock”), subject to the terms and conditions hereinafter set forth (the “Restricted Stock Units”).
2.Terms of Grant. Subject to the terms and provisions of this Agreement, the Restricted Stock Units shall vest 100% on January 31, 2025 (“Vesting Date”), provided, however, that the Employee remain continuously employed by the Company or a Subsidiary from the Date of Grant through and including the Vesting Date. Any fractional shares shall be rounded up to the next whole share (not to exceed the total number of Restricted Stock Units granted under this Agreement). The period from the Date of Grant until the Vesting Date shall be referred to herein as the “Period of Restrictions.” During the Period of Restrictions, the Restricted Stock Units shall be subject to the transfer restrictions described in this Agreement.
3.Issuance of Shares. If the Employee has been continuously employed by the Company or a Subsidiary through the Vesting Date (except as provided in Section 4 or Section 6), then the Company shall issue to the Employee the number of shares of Common Stock equal to the number of Restricted Stock Units, after being reduced by the number of shares of Common Stock with a Fair Market Value equal to the amount the Company is required by any governmental authority to withhold for tax purposes with respect to the vesting of the Restricted Stock Units.
4.Termination of Employment. Except as otherwise provided in this Section 4 or Section 6, if the Employee’s employment with the Company or a Subsidiary terminates for any reason prior to the Vesting Date, the Restricted Stock Units shall be immediately forfeited unless otherwise determined by the Committee. In the case of termination of employment by retirement (as defined in the Company’s Employee Handbook as of the date of this Agreement), the Restricted Stock Units shall not be so forfeited and shall otherwise be payable as set forth herein as if such employment continued through the end of the Vesting Date. Notwithstanding the foregoing, in the case of a termination of employment by retirement the Employee must be an employee of the Company or one of its Subsidiaries on September 2nd of the year the Restricted Stock Units are granted in order to continue vesting in the Restricted Stock Units. The foregoing notwithstanding, in the case of the Employee’s termination of employment by reason of death or disability the Restricted Stock Units shall become fully vested.
5.Voting Rights and Dividend Equivalents. During the Period of Restrictions, the Employee may not exercise voting rights with respect to the Restricted Stock Units. When the
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Company delivers the shares of Common Stock pursuant to Section 3, Section 4 or Section 6, the Company shall also pay to the Employee an amount in cash equal to the dividends that would have been paid on each share of Common Stock underlying the Restricted Stock Units had such share been outstanding from the date of grant until the Vesting Date. The dividend equivalent payment pursuant to this Section 5 shall be paid without interest or earnings and will be subject to the payment of applicable withholding taxes. No dividend equivalent payments will be made with respect to Restricted Stock Units that do not vest pursuant to this Agreement
6.Change in Control. Upon either of a Change in Control (as defined below) or the Company’s ceasing to have publicly traded Common Stock as a result of a business combination or other extraordinary transaction, in each case prior to the Vesting Date, the Employee shall have earned 100% of the Restricted Stock Units. If the Company ceases to have publicly traded Common Stock, then instead of any share of Common Stock that would otherwise be issued there shall instead be paid an amount of cash equal to the value of the consideration received by the shareholder of the Company in respect of a share of Common Stock in connection with the Change in Control or business combination or other extraordinary transaction.
    A “Change in Control” shall mean:

(I)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (III) of this definition; or

(II)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(III)    Consummation of (1) a reorganization, merger or consolidation involving the Company or involving the issuance of shares of common stock of the Company, (2) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or (3) a sale or other disposition of all or substantially all of the assets of the Company (any such transaction described in the immediately preceding clause (1), (2) or (3) being a “Business Combination”) in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common equity of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(IV)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than a liquidation or dissolution in connection with a transaction to which subsection (III) applies.

7.Transferability. The Restricted Stock Units are not transferable by the Employee, whether voluntarily, involuntarily or by operation of law or otherwise during the Period of Restrictions, except as provided in the Plan. If any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the Restricted Stock Units shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock Units, then the Employees’ right to the Restricted Stock Units shall immediately cease and terminate.
8.Employment at Will. This Agreement is not an employment agreement. Nothing contained herein shall be construed as creating any employment relationship other than one at will.
9.Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Employee and the successors and assigns of the Company. In no event shall Restricted Stock Units granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

10.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of law rules or principles. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Employee or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Employee and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any action or proceeding and waives any objection to venue laid herein.
11.Shareholder Status. The Employee shall have no rights of a shareholder with respect to the shares of Common Stock potentially deliverable pursuant to this Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Employee.
12.Section 409A. The Restricted Shares granted under this Agreement are intended to comply with or be exempt from Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. This Agreement shall not be amended in a manner that would cause this Agreement or any amounts payable under this Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. If the Employee is a “specified employee” as defined in Section 409A on the date on which the Employee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Restricted Shares settled on account of a separation from service that are deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the fifteenth business day following the expiration of six months from the Employee’s separation from service, (2) the date of the Employee’s death, or (3) such earlier date as complies with the requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.
13.Miscellaneous.
(a)This Agreement shall not confer upon the Employee any right to continuation of employment by the Company, Cimarex or either of their Subsidiaries; nor shall this Agreement interfere in any way with the Company’s, Cimarex’s or either of their Subsidiaries’ right to terminate his or her employment at any time.
(b)With the approval of the Board of Directors, the Committee may terminate, amend or modify the Plan; provided, however, that no such termination, amendment or modification of the Plan may in any material way adversely affect the Employee’s rights under this Agreement.
(c)This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto cause this Agreement to be executed as of the date hereof.

COTERRA ENERGY INC.

/s/ Christopher H. Clason
By:    Christopher H. Clason
Title:    Senior Vice President and
    Chief Human Resources Officer

Employee:

    [ Participant Name ]